Exhibit 99.1
For further information:

Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Jeanette O'Loughlin
312-564-6076
joloughlin@theprivatebank.com

PrivateBancorp Completes Sale of Norcross, Ga., Branch

CHICAGO, January 20, 2015 - PrivateBancorp, Inc. (NASDAQ: PVTB) today announced it has completed the sale of The PrivateBank branch in Norcross, Ga., to Heritage Financial Group, Inc. (NASDAQ: HBOS), the holding company for Heritage Bank of the South.

Based on closing deposit balances of approximately $107 million, PrivateBancorp will record a gain on sale of $0.03 per share in first quarter 2015. As previously reported, the transaction also involved the sale of certain retail and small business loans, which totaled approximately $37 million at closing.

The transaction does not impact clients of The PrivateBank’s commercial banking team, located at the Atlanta Financial Center.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiaries, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities we serve. As of December 31, 2014, the Company had 34 offices in 10 states and $15.6 billion in assets. The Company’s website is www.theprivatebank.com.

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